Exhibit 99.1

Transocean Ltd. Investor Relations and Communications Dept.

Analyst Contacts:	Thad Vayda	News Release
+1 713-232-7551

Diane Vento
+1 713-232-8015

Media Contact:	Guy A. Cantwell	FOR RELEASE: September 9, 2012
+1 713-232-7647

ESA IKÄHEIMONEN JOINS TRANSOCEAN LTD.

WILL ASSUME CFO RESPONSIBILITIES ON NOVEMBER 15TH 2012

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) announced today that Esa Ikäheimonen will succeed Gregory L. Cauthen as Executive Vice President and Chief Financial Officer on November 15, 2012.  Based in Geneva, Mr. Ikäheimonen will report to Steven L. Newman, President and Chief Executive Officer.

Mr. Ikäheimonen has spent the majority of his 22 year career in the energy sector. From 2010 to 2012, Mr. Ikäheimonen served as Senior Vice President and Chief Financial Officer of Seadrill Ltd.  From 2009 to 2010, he served as Executive Vice President and Chief Financial Officer of Pöyry PLC, a global consulting and engineering company.  Prior to joining Pöyry, Mr. Ikäheimonen was employed by Royal Dutch Shell for almost 20 years. At Shell, he held several senior positions, including Regional Vice President Finance for Upstream in both Africa and the Middle-East, Finance and Commercial Director in Qatar, and Downstream Finance Director for Scandinavia. He also has extensive M&A experience as a Portfolio Manager for Oil Products Europe.  Mr. Ikäheimonen earned a Masters Degree in Law from the University of Turku in Finland, specializing in tax law and tax planning.

“Esa’s extensive experience and industry knowledge make him a great fit for this key role at Transocean,” Mr. Newman said.  “We welcome him to our executive management team and look forward to his contributions.  I also express my sincere gratitude to Greg for his extraordinary efforts and dedication during this challenging period in Transocean’s history and for his assistance and support during Esa’s transition period.  I wish Greg the best in the future.”

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. At September 9, 2012, we own or have partial ownership interests in, and operate a fleet of, 127 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment drilling rigs), 25 Midwater Floaters, 10 High-Specification Jackups, 43 Standard Jackups and one swamp barge. In addition, we have two Ultra-Deepwater Drillships and three High-Specification Jackups under construction. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

For more information about Transocean, please visit our website at www.deepwater.com.

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